As filed with the Securities and Exchange Commission on May 4, 2020

Registration No. 333-223070

Registration No. 333-197152

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to:

Form S-8 Registration Statement No. 333-223070

Form S-8 Registration Statement No. 333-197152

UNDER

THE SECURITIES ACT OF 1933

CAROLINA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	57-1039673
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

300 United Center, 500 Virginia Street, East, Charleston, West Virginia 25301

(Address of Principal Executive Offices) (Zip Code)

FIRST SOUTH BANCORP, INC. 2008 EQUITY INCENTIVE PLAN

FIRST SOUTH BANCORP, INC. 1997 STOCK OPTION PLAN

CAROLINA FINANCIAL CORPORATION 2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

Richard M. Adams

United Bankshares, Inc.

P. O. Box 393

300 United Center

500 Virginia Street, East

Charleston, West Virginia 25301

(304) 424-8800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Carolina Financial Corporation, a Delaware corporation (the “Registrant”):

•	File No. 333-223070, filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2018, registering 463,812 shares of the Registrant’s common stock, $0.01 par value (the “Common Stock”), that may be issuable from time to time under the First South Bancorp, Inc. 2008 Equity Incentive Plan or the First South Bancorp, Inc. 1997 Stock Option Plan, in each case as assumed by the Registrant following the merger of First South Bancorp, Inc. with and into the Registrant on November 1, 2017; and

•	File No. 333-197152, filed with the Commission on July 1, 2014, registering 241,647 shares of Common Stock issuable from time to time under the Carolina Financial Corporation 2013 Equity Incentive Plan.

On May 1, 2020, pursuant to the Agreement and Plan of Merger, dated as of November 17, 2019, by and between the Registrant and United Bankshares, Inc., a West Virginia corporation (“United”), the Registrant merged with and into United (the “Merger”), with United continuing as the surviving corporation, and as successor in interest to the Registrant.

As a result of the Merger, United, as successor in interest to the Registrant, terminates any and all offerings of Registrant’s securities pursuant to the Registration Statements and deregisters any and all securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor by merger to Carolina Financial Corporation) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parkersburg, State of West Virginia, on May 4, 2020. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

United Bankshares, Inc., a West Virginia corporation As successor by merger to Carolina Financial Corporation, a Delaware corporation

By:	/s/ W. Mark Tatterson
	Name:	W. Mark Tatterson
	Title:	Executive Vice President and Chief Financial Officer